Exhibit 99.1

Louisiana-Pacific Corporation Announces Pricing of Debt Offering

NASHVILLE, Tenn. – May 9, 2012 – Louisiana-Pacific Corporation (“LP”) (NYSE:LPX) today announced that it has priced its private offering of $350 million aggregate principal amount of Senior Notes due 2020 (the “Notes”). The Notes will bear interest at an annual rate of 7.5%. LP expects to close the offering of the Notes on May 21, 2012, subject to the satisfaction of customary closing conditions.

LP intends to use the net proceeds of the offering of the Notes to repurchase, redeem or otherwise retire all of its outstanding 13% Senior Secured Notes due 2017 (the “2017 Notes”), to pay related transaction costs and for other general corporate purposes. The consummation of the offering of the Notes will satisfy the financing condition for LP’s previously announced cash tender offer and consent solicitation with respect to any and all of the outstanding 2017 Notes.

The Notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, as amended. This press release shall not constitute an offer to sell or a solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction where the offering would not be permitted. This press release contains information about pending transactions, and there can be no assurance that these transactions will be completed.

LP’s previously announced tender offer and related consent solicitation are being made on the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement, dated May 7, 2012, and the related Letter of Transmittal and Consent. Under no circumstances shall this press release constitute an offer to buy or the solicitation of an offer to sell any of the outstanding 2017 Notes.

About LP

Louisiana-Pacific Corporation is a leading manufacturer of quality engineered wood building materials including OSB, structural framing products, and exterior siding for use in residential, industrial and light commercial construction. From manufacturing facilities in the U.S., Canada, Chile and Brazil, LP products are sold to builders and homeowners through building materials distributors and dealers and retail home centers. Founded in 1973, LP is headquartered in Nashville, Tennessee and traded on the New York Stock Exchange under LPX.

Source: Louisiana-Pacific Corporation

Louisiana-Pacific Corporation

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Mary Cohn, 615-986-5886

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Investor Relations:

Becky Barckley, 615-986-5600

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Mike Kinney, 615-986-5600